Exhibit 10.4

HVP III STORAGE LENDERS INVESTOR, LLC

191 North Wacker Drive, Suite 2500

Chicago, Illinois 60606

January 28, 2019

Jernigan Capital Operating Company, LLC

c/o Jernigan Capital, Inc.

6410 Poplar Avenue, Suite 650

Memphis, Tennessee 38119

Attn: John A. Good

Email:  john@jernigancapital.com

Re:Storage Lenders LLC

Dear Mr. Good:

Reference is made to the Limited Liability Company Agreement (the “Venture Agreement”) of Storage Lenders LLC (the “Venture”), dated as of March 7, 2016, by and between Jernigan Capital Operating Company, LLC, a Delaware limited liability company, as a member and the initial managing member of the Venture (“Jernigan”), and  HVP III Storage Lenders Investor, LLC, a Delaware limited liability company and member of the Venture (“Investor” and, together with Jernigan, the “Members”).  Each initially-capitalized term that is not otherwise defined herein shall have the definition provided for such term in the Venture Agreement.

As we have discussed, the Company (either directly or through a Subsidiary) has entered into or intends to enter into a certain Membership Interest Purchase Agreement (the “Purchase Agreement”) with certain seller parties (“Seller”), pursuant to which the Company or such Subsidiary shall acquire all of the outstanding equity interests in each of the owners (directly or indirectly) of four (4) self-storage properties located in Atlanta, Denver and Jacksonville that are not already owned directly or indirectly by the Venture (such properties and the entities in which equity interests are so acquired (directly or indirectly), the “ValFund Portfolio”).  In connection with the acquisition of the ValFund Portfolio, the Members intend that the Company obtain third-party financing that complies with the provisions of Section 4.6 of the Venture Agreement and includes such additional terms as are approved by the Members (such financing, the “Acquisition Debt”), except that the Acquired Debt may have a loan-to-value ratio of up to 70% (if approved by Investor and based on the valuation of the ValFund Portfolio determined by Investor) and, as such, there may be loan proceeds in excess of the costs of such acquisition that are then available for distribution to the Members (such excess proceeds, the “Excess Loan Proceeds”).  Notwithstanding any provision of Section 5.3 of the Venture Agreement to the contrary, the Excess Loan Proceeds shall be distributed to the Members, pro rata and pari passu, in accordance with their Percentage Interests (it being understood that any such distribution of Excess Loan Proceeds shall be included in any determination of IRR from and after the date of such distribution).  In the event Jernigan successfully arranges the Acquisition Debt for the Company, the Company shall

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pay Jernigan an arrangement fee equal to 0.50% of the loan amount in connection therewith upon the funding of the Acquisition Debt.  In the event the Acquisition Debt does not fund at or prior to the acquisition of the ValFund Portfolio, Jernigan shall (or shall cause its Affiliate(s) to) fund such amount as may be necessary to permit the acquisition of the ValFund Portfolio (such amount, the “Interim Loan Amount” and such lender, the “Jernigan Lender”).  The Interim Loan Amount shall be a loan to the Company or one or more of its Subsidiaries that shall initially bear interest at a rate of 5.76875% per annum, payable monthly in arrears, and shall be repaid (both principal and accrued but unpaid interest) by the Company or such Subsidiaries upon the funding of the Acquisition Debt.  The interest rate for the Interim Loan Amount shall reset on a monthly basis (as of the first calendar day of each calendar month) at a rate of 30-day LIBOR + 325 basis points as reported by Bloomberg on the final business day of the prior calendar month.

If Investor exercises the  Acquired Property Marketing Right pursuant to Section 13.2 of the Venture Agreement with respect to any Properties comprising the ValFund Portfolio, and Investor rejects a Marketing Right Offer provided by Jernigan pursuant to Section 13.2(b)(ii) of the Venture Agreement, Jernigan shall have the option (but shall not be required) to initiate the process set forth in this paragraph by delivering written notice to Investor within five (5) Business Days of Investor rejecting the Marketing Right Offer (or being deemed to have done so).  Promptly upon receiving such written notice, Investor shall deliver a notice to Jernigan stating its proposed sale price (the “Investor Proposed Price”) with respect to the Properties in the ValFund Portfolio for which the Acquired Property Marketing Right has been triggered.  Upon receiving such notice, Jernigan may elect to (i) purchase such Properties pursuant to Section 13.2 of the Venture Agreement at the Investor Proposed Price, in which case Jernigan shall deliver written notice of such acceptance to Investor within five (5) Business Days of receiving such notice and the purchase shall proceed as set forth in Section 13.2 of the Venture Agreement except at the Investor Proposed Price, (ii) deliver written notice within five (5) Business Days of receiving such notice that it elects to cause an independent appraiser agreed upon by the Members (or, if the Members fail to reach such agreement within ten (10) days, an independent appraiser selected by Investor from a list of three independent appraisers with at least ten (10) years’ experience appraising self-storage properties in the relevant location(s) that are proposed by Jernigan in writing within such ten (10) day period) to select within fifteen (15) days after the expiration of such ten (10) day period either the Investor Proposed Price or the Marketing Right Offer Price (but in no event any other amount) as more closely representing the fair market value of the Properties, in which case Jernigan may, within five (5) Business Days of such selection by the independent appraiser, elect to resubmit its Marketing Right Offer with such price selected by Jernigan (in which case such amount shall thereafter be the “Marketing Right Offer Price” with respect to such Marketing Right Offer and such revised Marketing Right Offer shall be considered by Investor pursuant to Section 13.2(b) of the Venture Agreement, but without Jernigan having any right to make any further election pursuant to this letter agreement with respect to such revised Marketing Right Offer), or (iii) take no action with respect to such notice within five (5) Business Days of receipt of such notice, in which case Jernigan will be deemed to have consented to the offering of the Properties to third parties as set forth in Section 13.2(c).  In no event shall Investor offer the Properties for sale to third parties during the pendency of the process set forth in this paragraph, provided that if Jernigan initiates the process set forth in this paragraph the Sale Period shall not begin until such process is concluded.

This letter agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof).  This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter agreement by email or other electronic transmission shall be effective as delivery of a mutually executed counterpart to this letter agreement.  As modified by this letter agreement, the parties hereto acknowledge and affirm that the Venture Agreement remains in full force and effect.

[Signature Page Follows]

Please confirm your agreement with the foregoing by executing this letter agreement in the appropriate space below and returning a fully executed copy to the address above.

HVP III STORAGE LENDERS INVESTOR, LLC, a Delaware limited liability company

By:_/s/ Thomas P. Kelly_____________________
Name: Thomas P. Kelly Title: Senior Vice President

AGREED TO AND ACCEPTED BY:

JERNIGAN CAPITAL OPERATING COMPANY, LLC,

a Delaware limited liability company

By: /s/ John A. Good_______________________

    Name: John A. Good

    Title: Chief Executive Officer